Exh 19.1

	GLOBAL POLICY	Policy Number LE2
Topic: insider trading and related matters		Version: 4
Owner: Legal	Effective Date: December 10, 2024

I. POLICY STATEMENT

Orthofix Medical Inc. (together with its direct and indirect subsidiaries, “Orthofix” or the “Company”) is committed to complying with the federal securities laws of the United States and to helping prevent insider trading by assisting its directors, officers, managers, and other employees (collectively, “Employees”) meet their legal obligations.

II. SCOPE

This Insider Trading and Related Matters Policy (“Policy”) applies to Orthofix and all of its Employees.

III.
PURPOSE

This Policy sets forth steps to help prevent insider trading and to assist Employees in complying with their obligations under the federal securities laws of the United States.

IV. DEFINITIONS

The term “Insider Trading Compliance Officers” or “Compliance Officers” means Orthofix’s Chief Legal Officer and Chief Financial Officer or, in the absence or unavailability of both of them, Orthofix’s Deputy General Counsel and/or Chief Accounting Officer.

The term “material” refers to information about which there is a substantial likelihood that a reasonable stockholder or investor would consider it important in making an investment or voting decision, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about such company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of a company’s securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

(a)
financial performance, especially quarterly and year-end revenues and earnings, and significant changes in financial performance or liquidity;

(b)
potential mergers and acquisitions involving the Company or the sale of Company assets or subsidiaries;

(c)
new major contracts, or changes in major contract terms;

(d)
stock splits, public or private securities/debt offerings or sales;

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(e)
a change in control or significant changes in Company management;

(f)
actual or threatened major litigation, or the resolution of such litigation; and

(g)
the establishment of a program to repurchase securities of the Company.

The term “non-public” refers to information that has not been widely disseminated to the public through major newswire services, national news services or financial news services, or via filings with the Securities and Exchange Commission (“SEC”). For the purposes of this Policy, information will be considered public (i.e., no longer “non-public”) after the close of trading on the first full trading day following a company’s widespread public release of the information. Insider trading is not made permissible because material information is reflected in rumors or other unofficial statements in the press or marketplace. When employees become aware of rumors or other unofficial statements concerning the Company, the Compliance Officers should be notified immediately so that a determination can be made as to whether or not arrangements should be made for adequate, broad public release of any information that is material.

The term “Trading Window” means the period beginning at the close of trading on the second full trading day following the Company’s widespread, public release of quarterly or year-end earnings for the immediately preceding quarter or year, and ending fifteen (15) days prior to the close of the current fiscal quarter.

V. STANDARDS

1.
CERTAIN FEDERAL SECURITIES LAWS AND REGULATIONS APPLICABLE TO THIS POLICY

This Policy is adopted in response to several provisions of the federal securities laws:

A.
Rule 10b-5 of the Exchange Act. Rule 10b-5, adopted pursuant to Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), prohibits, among other things, the directors, officers, and employees of a publicly traded company, and their family members, from trading in any company’s (including the Company’s) securities while possessing material, non-public information about such company. In addition, Rule 10b-5 prohibits any of these persons from “tipping” material, non-public information about their company to outsiders, whether or not they derive any benefit from the actions of the outsider.

B.
Section 16(a) of the Exchange Act. Section 16(a) of the Exchange Act provides that directors, officers and beneficial owners of more than ten percent (10%) of any class of the Company’s equity securities registered pursuant to the Exchange Act (collectively referred to as “Section 16 Persons”) must file with the SEC reports disclosing their holdings of and transactions in the Company’s equity securities. Reports required by Section 16(a) must be filed electronically with the SEC and posted by the Company on its website by the next business day after the filing. An initial report on Form 3 must be filed by every Section 16 Person within ten (10) calendar

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days after they become a Section 16 Person. Unless exempt from reporting or eligible for deferred reporting, any subsequent change in beneficial ownership by the insider must be reported on a Form 4 filed within two (2) business days after the change occurs. Form 5, a “clean up” report due within forty-five (45) days after the close of the issuer’s fiscal year, must be filed to disclose transactions and holdings exempt from prior reporting (primarily gifts), as well as transactions and holdings that should have been reported previously but were not.

C.
Section 16(b) of the Exchange Act. Section 16(b) of the Exchange Act provides that any profit realized by a Section 16 Person on a “short-swing” transaction (i.e., a non-exempt purchase and sale, or non-exempt sale and purchase, of the Company’s equity securities within a period of less than six (6) months) must be disgorged to the Company upon demand by the Company or a stockholder acting on the Company’s behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b) or enter into an enforceable agreement to provide indemnification for amounts recovered under Section 16(b).

D.
Rule 144 of the Securities Act. The Securities Act of 1933 (the “Securities Act”) requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available. An exemption frequently relied upon by insiders for public sales of their securities is provided by Rule 144 under the Securities Act. The rule is available for public sales by any person of “restricted securities” (i.e., securities acquired in a private offering or certain other types of exempt offerings) and for sales by “affiliates” of any securities, whether restricted or unrestricted (“control securities”). As defined in Rule 144, an “affiliate” is a person that, directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. Generally, directors, executive officers, and stockholders holding more than 10% of the Company’s voting securities are presumed to be affiliates of the Company. Securities held by directors and executive officers of the Company, whether or not acquired in an unregistered transaction, are presumed to be “control securities” for purposes of Rule 144, absent countervailing facts.

2. PERSONS AND TRANSACTIONS SUBJECT TO THE POLICY

A. Applicability. This Policy applies to any and all transactions in the Company’s securities, including its common stock and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities and securities of other companies under certain circumstances described below. A copy of this Policy will be delivered to the following persons:

•
directors;

•
executive officers; and

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•
certain other designated employees (“Non-Executive Insiders”).

All of the foregoing persons are collectively referred to as “Insiders.”

B. List of Company Insiders. A list of the Company’s Insiders shall be maintained by the Compliance Officers (the “Orthofix Insider List”). The Compliance Officers will update the Orthofix Insider List periodically and will notify affected individuals when they have been added to the list. The latest versions of such list will be made available upon request, available via the Company’s intranet, and provided to Insiders.

C. Effective Date. This Policy applies to all Insiders upon its adoption by the Company, and will apply to new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy, each person must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms.

3. HOW THE POLICY APPLIES TO DIFFERENT GROUPS OF INSIDERS

A.
Section 16 Persons. The persons identified as “Section 16 Persons” on the Orthofix Insider List are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the SEC. Section 16 Persons must comply with this Policy, including the Trading Window and blackout period rules set forth in Section V.5.B of this Policy and must obtain prior approval of all transactions in Company securities from a Compliance Officer in accordance with the procedures set forth in Section V.5.C of this Policy.

B.
Non-Executive Insiders. The persons identified as “Non-Executive Insiders” on the Orthofix Insider List must comply with this Policy, including the Trading Window and blackout period rules set forth in Section V.5.B of this Policy.

C.
Other Employees. Employees who are neither Section 16 Persons nor Non-Executive Insiders are nevertheless subject to the Company’s code of conduct, which prohibits insider trading, and the federal securities laws that prohibit insider trading. All Employees should review and be familiar with this Policy and the insider trading section of the Company’s code of conduct.

D.
Family Members. The same rules and restrictions that apply to a Section 16 Person or a Non-Executive Insider apply to that person’s family members and others living in his or her household. Each Insider is expected to be responsible for such persons’ compliance as well as his or her own.

4. INSIDER TRADING COMPLIANCE OFFICERS

A.
Insider Trading Compliance Officers. One of the Compliance Officers will review and either approve or prohibit all proposed transactions by Section 16 Persons in accordance with the procedures set forth in Section V.5.C of this Policy.

B. Duties of Compliance Officers. In addition to the trading approval duties

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described in Section V.5.C of this Policy, the duties of the Compliance Officers will include the following:

i.
administering this Policy and enforcing compliance with the Policy;

ii.
responding to all inquiries relating to this Policy and its procedures;

iii.
designating special trading blackout periods during which no Insiders may trade in Company securities;

iv.
providing copies of this Policy and other appropriate materials to all current and new Section 16 Persons and Non-Executive Insiders; and

v.
revising this Policy, as necessary, to reflect changes in certain federal and state insider trading laws and regulations.

C. Designated Authority. The Compliance Officers may designate one or more individuals who may perform the Compliance Officers’ duties in the event that any of them is unable or unavailable to perform such duties. As noted above, the Chief Legal Officer and the Chief Financial Officer will have principal responsibility over the administration of this Policy, and should be the initial contact persons for any inquiry or request for approval hereunder.

5. STATEMENT OF COMPANY POLICY AND PROCEDURES

A.
Prohibited Activities

i. No Transactions While Possessing Material, Non-public Information. No Insider may enter into transactions involving Company securities while possessing material, non-public information concerning the Company or its subsidiaries. This prohibition extends not only to transactions involving the Company’s securities but also to transactions involving securities of other entities with which the Company has a relationship.

ii. No Transactions Outside Trading Windows or During Blackout Periods. No Insider may enter into transactions involving Company securities (a) outside of the applicable “Trading Windows” described in Section V.5.B of this Policy, or (b) during any special trading blackout period designated by the Compliance Officers.

iii. No Insider Tipping. No Insider may “tip” or disclose material, non-public information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media). In order to avoid “tipping” inside information to others in violation of the law, you should exercise care both when speaking with other Company personnel who do not have a “need to know,” and when communicating with family, friends and other persons not associated with the Company. To avoid even the appearance of impropriety, you should refrain from making recommendations about buying or selling the securities of the Company or other entities with which the Company has a relationship. Because any statement you make in an

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Internet chat room or message board regarding the Company may be seen as a recommendation to buy or sell the Company’s securities, the Company’s policy is that no director, officers, or other employee of the Company should participate in Internet chat rooms or message boards regarding the Company or any of its subsidiaries.

iv. No Transactions without Prior Approval. No Section 16 Person may enter into a transaction involving Company securities unless such transaction has been approved by a Compliance Officer in accordance with the applicable procedures set forth in Section V.5.C of this Policy. No Compliance Officer may enter into a transaction involving Company securities unless the transaction has been approved by another Compliance Officer in accordance with the procedures set forth in Section V.5.C of this policy.

v. No Insider Trading Advice to Third Parties. No Insider may give trading advice of any kind about the Company to anyone while possessing material, non-public information about the Company except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material, non-public information about the Company.

vi. No Insider Put, Call, Short Sale or other Hedging Transaction; No Pledging. No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call, short sale or other hedging transaction. Similarly, no Insider may hold Company securities in a margin account or otherwise pledge Company shares as collateral for a loan or any other indebtedness. For purposes of this policy, “hedging” means purchasing any financial instrument or otherwise engaging in any transaction or series of related transactions designed to or having the effect of hedging or mitigating the risk of, or offsetting, any decrease in the market value of a Company equity security, including, but not by way of limitation, selling, purchasing, entering into or otherwise engaging in any prepaid variable forward contract, equity swap, collar, short sale or security future of, with respect to, or based on, or acquiring any interest in any exchange fund relating to, such equity security or its market value.

vii. Insider Prohibited Activities. No Insider may (a) enter into a transaction involving securities of any other public company while possessing material, non-public information concerning such company; (b) “tip” or disclose material, non-public information concerning any other public company to anyone; or (c) give trading advice of any kind to anyone concerning any other public company while possessing material, non-public information about that company.

viii. No Resale without SEC Registration Statement. Section 16 Persons, generally, may not resell Company shares on the open market unless pursuant to an effective SEC registration statement or pursuant to SEC Rule 144.

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ix. Exception for Vesting of Restricted Stock Units. The Compensation and Talent Development Committee of the Board of Directors administers certain equity incentive plans pursuant to which the Company has issued, and will in the future issue, restricted stock units that settle into shares of the Company’s common stock following the vesting thereof. In its capacity as plan administrator, such committee has determined and directed that tax withholding obligations triggered by the vesting and/or settlement of such restricted stock units will be satisfied on a mandatory and automatic basis by the Company entering into a sell-to-cover transaction whereby a portion of the settled shares of common stock are sold to fund the applicable tax withholding amount. The award recipient will have no discretion with respect to such sell-to-cover transactions, and such transactions will not be subject to the prohibitions in Sections V.5.A.i., V.5.A.ii, V.5.B.i., V.5.B.ii. and V.5.B.iii.

B.
Trading Windows and Blackout Periods

i.
Trading Window for All Insiders / No Trading During Blackout Periods. Insiders may not enter into a transaction involving Company securities except during a Trading Window. In addition, the Compliance Officers may close a Trading Window (sometimes referred to as a “special blackout period”) if they determine that there are pending developments that would make it inappropriate for Insiders to trade in the Company’s securities. Insiders may not enter into a transaction involving Company securities during any period where the Trading Window is closed. No Insiders may disclose to any outsider that a special blackout period has been designated.

Section 16 Persons also will be required to obtain trading approval from a Compliance Officer in accordance with the procedures set forth in Section V.5.C of this Policy, even though the proposed transaction would occur during a Trading Window.

ii.
No Transactions during Trading Windows while in Possession of Material, Non-Public Information. No Insiders possessing material, non-public information concerning the Company may enter into a transaction involving Company securities even during applicable Trading Windows. Persons possessing such information may enter into a transaction during a Trading Window only after the close of trading on the second full trading day following the Company’s widespread, public release of the information.

iii.
No Trading During 401(k) Retirement Plan Blackout Periods. Section 16 Persons may not directly or indirectly purchase, sell, or otherwise acquire or transfer any Company security acquired by the director or such officer in connection with his or her service or employment with the Company during any blackout periods applicable to the Company’s 401(k) Plan, except for blackout periods that are regularly scheduled suspensions of trading that are incorporated into the plan document and

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are timely disclosed to plan participants or any suspension of trading periods that are imposed on an individual who becomes a participant or a beneficiary in such plans following a merger, acquisition, or similar event.

iv.
Exceptions for Hardship Cases. A Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of a Trading Window (but not during a special blackout period) after (i) consultation with and approval by the chairperson of the Nominating, Governance and Sustainability Committee or the Chairperson of the Board of Directors, (ii) the Company has determined that the individual is not in possession of material, non-public information relating to the Company, and (iii) a Compliance Officer approves the amount, nature, and timing of the proposed transaction.

v.
Rule 10b5-1 Plan. Notwithstanding the restrictions and limitations on trading in the securities of the Company set forth in this Policy, an individual may trade in the securities of the Company to the extent permitted by the “safe harbor” provisions of Rule 10b5-1; provided, however, any Rule 10b5-1 plan must be reviewed and approved by a Compliance Officer in advance of implementation. A standard "limit" trading order to a broker will not meet the requirements of a Rule 10b5-1 plan. Therefore, individuals will need to contact their financial advisor, attorney, or broker to prepare a contract or plan meeting the requirements of Rule 10b5-1. A person may not enter into a Rule 10b5-1 plan at a time when such person is in possession of material, non-public information.

C.
Procedures for Approving Transactions by Section 16 Persons.

i.
Section 16 Persons. In addition to the restrictions set forth elsewhere in this Policy, no Section 16 Person may engage in a transaction involving Company securities until:

a.
the person trading has notified a Compliance Officer in writing of the amount and nature of the proposed transaction(s) at least one business day before the proposed transaction;

b.
the person trading has certified to the Compliance Officer in writing prior to the proposed transaction(s) that (i) he or she is not in possession of material, non- public information concerning the Company and (ii) the proposed transaction(s) do not violate the trading restrictions of Section 16 or Rule 144; and

c.
the Compliance Officer has approved the transaction(s) in writing.

(The applicable Application and Approval Form for Trading is attached hereto as Exhibit A.)

ii.
Duration of Approval. Approval by a Compliance Officer will remain effective only until earlier to occur of (i) the end of the Trading Window for which the approval was given, and (ii) five (5) business days. If the transaction is not executed by the end of this timeframe, the approval will

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lapse. (For example, a limit order that is approved by a Compliance Officer must be withdrawn if it is not executed by the end of the timeframe.) In addition, a Compliance Officer may withdraw approval if there is a change in circumstances.

iii.
Power of Attorney. Attached as Exhibit B is a model power of attorney that would give the Compliance Officers the authority to sign Forms 3, 4, and 5 on behalf of Section 16 Persons. Section 16 Persons must complete this power of attorney if they agree to have the Company file Forms 3, 4 and 5 on their behalf.

D.
Employee Benefit Plans.

i.
Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., periodic stock investment, pension or 401(k) plans) which are used to purchase Company securities pursuant to the employees’ advance instructions. However, Insiders may not alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material, non-public information.

ii.
Stock Option Plans. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of stock options granted by the Company.

6. POTENTIAL CIVIL, CRIMINAL, AND DISCIPLINARY SANCTIONS

A. Civil and Criminal Penalties. The consequences of prohibited insider trading or “tipping” can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three (3) times the profit made or loss avoided, pay a criminal penalty of up to five million dollars ($5,000,000.00) and serve a jail term of up to twenty (20) years. The Company and/or supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B. Company Discipline. Violation of this Policy or federal or state insider trading or tipping laws by Employees or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

7. INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Policy to a Compliance Officer. Any person covered by this Policy who is unsure whether the information they he or she possesses is material or non-public must consult a Compliance Officer for guidance before trading.

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VI.
AUDITING AND MONITORING

The Compliance Officers, in coordination with the Legal department, will periodically monitor the Company to ensure compliance with this Policy, as well as applicable state, federal and country-specific laws. Likewise, Internal Audit may test compliance with this Policy as part of its Internal Audit Plan.

VII.
CONSEQUENCES FOR NON-COMPLIANCE

See Section V.6.

VIII.
REPORTING CONCERNS

It is the responsibility of all Employees to ensure compliance with this Policy. If you have any questions or concerns about past or proposed actions by any Orthofix employee or agent that could violate this Policy or applicable law, report it immediately to your supervisor or the Legal or Compliance department. Any person who violates, or who has knowledge of a violations of, this Policy or any federal or state securities laws must report the violation immediately to a Compliance Officer. Upon learning of any such violation, a Compliance Officer, in consultation with the other Compliance Officer, will determine whether the Company should release any material, non-public information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

IX.
EXCEPTIONS AND LIMITATIONS

Because the Company cannot account for every situation, the Legal department may exercise discretion where additional local requirements or circumstances must be considered to conform to this Policy. Exceptions to this Policy will only be considered when the action contemplated does not raise significant regulatory, ethical, or legal concerns and can only be made by the Legal department.

X.
REFERENCES

None.

XI.
LANGUAGES

This Policy is available in the following languages: English, French, German, Italian, Portuguese, and Spanish.

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RECEIPT AND ACKNOWLEDGEMENT

I hereby acknowledge that I have received and read a copy of the Company’s “Insider Trading and Related Matters” Policy and agree to comply with its terms. I understand that violation of federal and state securities laws and regulations may subject me to severe civil and/or criminal penalties and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature: ______________________________

Printed Name: ______________________________

Date: ______________________________

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APPLICATION AND APPROVAL FORM FOR TRADING EXHIBIT A

(Applicable to Section 16 Persons)

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Number of Shares to be Traded:

CERTIFICATION

I hereby certify that (i) I am not in possession of any material, non-public information concerning the Company (as defined in the Company’s “Insider Trading and Related Matters” Policy) and, (ii) to the best of my knowledge, the proposed transaction(s) listed above do not violate the trading restrictions of Section 16, or Rule 144. I understand that, if I enter into such transaction(s) while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature: ______________________________

Printed Name: ______________________________

Date: ______________________________

REVIEW AND DECISION BY COMPLIANCE OFFICER (OR DESIGNEE)

The undersigned Compliance Officer hereby certifies that he or she has reviewed the foregoing application and:

(Check One): _____ Approves or _____ Does Not Approve

the proposed transaction(s).

Exhibit A to LE2: Application and Approval Form for Trading (Applicable to Section 16 Persons) 1 of 1

Exhibit A to LE2: Application and Approval Form for Trading (Applicable to Section 16 Persons) 1 of 1

Signature: ______________________________

Printed Name: ______________________________

Date: ______________________________

Exhibit A to LE2: Application and Approval Form for Trading (Applicable to Section 16 Persons) 1 of 1

POWER OF ATTORNEY EXHIBIT B

Know all by these presents, that the undersigned hereby constitutes and appoints each of the Chief Legal Officer, Chief Financial Officer, Deputy General Counsel, and Chief Accounting Officer of Orthofix Medical Inc. (the “Company”), signing singly, the undersigned’s true and lawful attorneys-in-fact to:

(1)
execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or director of the Company, Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2)
do and perform any and all acts for an on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)
take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, or any one of them, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by any such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this day of , .

Signature: ______________________________

Printed Name: ______________________________

Exhibit B to LE2: Form of Power of Attorney 1 of 1